Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

October 6, 2021

Via Regular Mail and Email (antonio@ttinvestimentos.com.br)

Mr. Antonio F. Bahia

TT Investimentos Ltda

Av General San Martin 1002/301B

Rio de Janeiro, Brazil

Dear Mr. Bahia:

I am responding to your request that TT Investimentos Ltda and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “TT”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership up to an aggregate of 9.9% of the Company’s outstanding shares of common stock. We note that TT has beneficial ownership of 2,141,630 shares of the Company’s common stock, as publicly disclosed by TT in the Schedule 13G/A filed by it with the Securities and Exchange Commission on April 30, 2021, which represented at the time of such filing approximately 8.12% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered TT’s request to acquire beneficial ownership up to an aggregate of 9.9% of the Company’s outstanding shares of common stock, and has determined to approve TT’s request to increase its current beneficial ownership up to an aggregate of 9.9% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to TT: (i) not increasing such beneficial ownership to in excess of 9.9% of the Company’s outstanding shares of common stock; (ii) remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G; and (iii) increasing such beneficial ownership up to an aggregate of 9.9% of the Company’s outstanding shares of common stock on or before the twelve month anniversary of the date of this letter.

Please note that in the event that TT subsequently reduces its beneficial ownership to below 7.5%, the approval granted pursuant to this letter shall immediately terminate and TT would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	Executive Vice President and Chief Financial Officer

Accepted and Agreed to
as of the Date First Set Forth Above:

TT INVESTIMENTOS LTDA

By:	Antonio F. Bahia
Name: Antonio F. Bahia
Title: Partner